SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 5, 2008

Date of Report
(Date of Earliest Event Reported)

Nilam Resources Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-135980	98-0487414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Du Parc Des Erables, Laprairie, Quebec, Canada J5R 5J2
(Address of principal executive offices) (Zip Code)

1-514-449-5914
(Registrant's telephone number, including area code)

42 Camden Street, Suite 503, Toronto, Ontario M5V 1V1
(Former name and former address, if changed since last report)

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 5, 2008, the Company entered into a Letter of Intent with Caribbean Copper (Belize) Limited, to purchase 100% of the shares of its wholly owned subsidiary Cobre y Oro de Columbia S.A. (“Cobre). Of particular interest is the Quinchia property located 100 km SSE of the city of Medellin, Colombia.  The Quinchia property is currently under an agreement (the "AGA-Cobre Agreement") signed in November 2007 between Anglo Gold Ashanti (AGA) and Cobre pursuant to which Cobre has the right to acquire a 100% interest of the Quinchia property.

The Quinchia Gold Project is located within the Municipality of Quinchia, Department of Risaralda, Republic of Colombia, approximately 190 kilometers WNW of the Colombian capital of Bogotá and 55 kilometers to the north of Pereira, the regional capital of the Department of Risaralda. The property primarily consists of three granted mineral contracts (two exploration licenses and one concession contract), totaling 1,408 hectares, flanked by other mineral tenements controlled primarily by Cobre y Oro and by B2Gold.  The Quinchia project is composed by at least three mineralized centers associated with quartz diorite complexes with possible ages varying between 6 to 9 My and represent typical Au (Cu) porphyry systems. These quartz diorite centers are part of the evolution of the volcano-sedimentary Combia Formation.

The Quinchia property was originally acquired by AngloGold Ashanti (AGA) who carried out a modern and integrated exploration program consisting of stream geochemical sampling, rock sampling, mapping and geophysics which led to the completion of a-18 ddh program totaling 4701.7 meters. The program outlined three typical Au-Cu porphyry mineralized zones characterized by Py-Cpy-Bn-Mo veins and potassic alteration in quartz diorite intrusions. AGA reported that the Dos Quebradas Zone hosts an Inferred Resources of over 2 M ounces Au.

At 300 ppb cut off: 96.2 Mt at 0.69 g/t Au for a total of 2.1 m oz Au

At 500 ppb cut off: 64.7 Mt at 0.84 g/t Au for a total of 1.75 m oz Au

At 750 ppb cut off: 25.3 Mt at 1.16 g/t Au for a total of 0.94 m oz Au

AGA performed its calculation using the DATAMINE software.  This resource estimate meets Schedule 7 requirements according to SEC rules, but is not yet NI 43-101 compliant.

Sociedad Kedahda S.A. has secured a surface access agreement with the local property owners in the areas of planned exploration and drilling. Additional surface rights may be necessary for the establishment of additional exploration and for a potential commercial mining project.

Economically, the Quinchia area may be characterized as rustic and rural, however, water, power and labor are readily available at the project site.  Local labor is not trained in modern exploration and mining technique, indicating the need to provide training and import qualified personnel.  All requirements (personnel, equipment, contractors) for project exploration and development can be acquired\contracted out of Quinchia, Anserma or Riosucio.  Heavy equipment and diamond drills can be contracted out of Manizales, Medellín, or Bogotá.

The terms of the Letter of Intent propose the purchase price for Cobre will be $3,000,000 in cash paid by June 24, 2008. The Company must also pay a $500,000 deposit on the property by June 13, 2008.  Additionally, the Company must pay a 2.5% net smelter return royalty on minerals extracted from the property.

In order for Cobre to earn 51% of the Quinchia property, it must complete all remaining payments to the third party property owners as described in the AGA-Cobre Agreement, which total $2,920,000 on the following dates:

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July 6, 2008:	$ 700,000
January 6, 2009:	$ 750,000
July 6, 2009:	$ 1,470,000

In order to earn the remaining 49% of the Quinchia property (100% total), Cobre must:

•	Conduct before July 06th, 2011 a feasibility study, and
•	Pay to the third party owners a final payment of $4,500,000; and
•	Pay $2,500,000 to AGA or issue to them an equivalent value in common shares.

The seller warrants that all mining concessions constituting the Quinchia project are duly registered in Colombia, and that no mortgage, underlying agreements, injunction or legal disputes are presently affecting the concessions.

The Company’s executive team is attempting to secure funding to complete the acquisition of Cobre.

ITEM 5.02  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Effective June 13, 2007, Mr. Vare Grewal has resigned as the Treasurer, Secretary and as Director of Nilam Resources Inc. (the “Company”).  There have been no disagreements between the Company and Mr. Grewal regarding the Company’s operations, policies or practices.  The Board of Directors of the Company has not appointed anyone as a fill the vacancy created by the resignation of Mr. Grewal.

ITEM 7.01  REGULATION FD DISCLOSURE

The Company issued a press release in connection with the Letter of Intent on the Purchase of Cobre y Oro de Columbia S.A. as stated in Item 1.01 of this Form 8-K, a copy of which is attached hereto as Exhibit 99.1.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired.

Not Applicable

(b) Pro Forma Financial Information

Not Applicable

(c) Exhibits.

10.1	Letter of Intent dated June 5, 2008, between Nilam Resources, Inc. and CaribbeanCopper (Belize) Limited to purchase its subsidiary Cobre y Oro de Columbia S.A..

10.2	Preliminary Summary of Quinchia Property.

99	Press Release dated June 12, 2008.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Nilam Resources Inc.

Date: June 12, 2008	By:	/s/ Vare Grewal
Mr. Vare Grewal, Director
Secretary, Treasurer

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